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                     PUTNAM AMERICAN GOVERNMENT INCOME FUND
                     PUTNAM ARIZONA TAX EXEMPT INCOME FUND
                    PUTNAM CALIFORNIA TAX EXEMPT INCOME FUND
                        PUTNAM DIVERSIFIED INCOME TRUST
                     PUTNAM FLORIDA TAX EXEMPT INCOME FUND
                              PUTNAM FUNDS TRUST
                          PUTNAM GLOBAL INCOME TRUST
                        PUTNAM HIGH YIELD ADVANTAGE FUND
                           PUTNAM HIGH YIELD TRUST
                             PUTNAM INCOME FUND
                PUTNAM INTERMEDIATE U.S. GOVERNMENT INCOME FUND
                  PUTNAM MASSACHUSETTS TAX EXEMPT INCOME FUND
                     PUTNAM MICHIGAN TAX EXEMPT INCOME FUND
                     PUTNAM MINNESOTA TAX EXEMPT INCOME FUND
                            PUTNAM MONEY MARKET FUND
                          PUTNAM MUNICIPAL INCOME FUND
                    PUTNAM NEW JERSEY TAX EXEMPT INCOME FUND
                     PUTNAM NEW YORK TAX EXEMPT INCOME FUND
                       PUTNAM OHIO TAX EXEMPT INCOME FUND
                   PUTNAM PENNSYLVANIA TAX EXEMPT INCOME FUND
                         PUTNAM TAX EXEMPT INCOME FUND
                      PUTNAM TAX EXEMPT MONEY MARKET FUND
                          PUTNAM TAX-FREE INCOME TRUST
                       PUTNAM U.S. GOVERNMENT INCOME TRUST

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I am writing to let you know about an upcoming proxy solicitation to
Putnam fund shareholders. As a fiduciary, the plan is the shareholder of the fund, and, as such, has the right to vote the fund's shares. In early September, proxy materials-- a proxy statement, a proxy ballot, and a guide to understanding the proxy-- will be mailed to shareholders of all 58 Putnam retail open-end funds. Most notably, the proxy relates to the election of the funds' Trustees. In addition, there are several administrative proposals that are designed to increase the funds' investment flexibility and to make their investment restrictions simpler and more uniform across Putnam funds. These changes would also help make Putnam's compliance monitoring more efficient.

The Trustees of the Putnam funds recommend that shareholders vote affirmatively on all proxy proposals. We encourage you to vote your proxy by mail, phone, or online. The information below will help you better understand the proxy proposals.

Election of Trustees:

Under this proposal, you are asked to elect the funds' Trustees. Under new SEC requirements applicable to most mutual funds, at least 75% of a fund's Trustees, as well as its chairperson, must be independent, which means that they are not affiliated with the fund's investment advisor. Even prior to the new SEC rules and, in fact, since July 1, 2000, the Putnam funds' Trustees have met both independence requirements. We have always believed that having a majority of Trustees who are independent enhances the ability of the Trustees to effectively protect the interests of shareholders. The Putnam funds currently have 11 Trustees, nine of whom are independent. The Trustees have nominated three additional Trustees, two of whom would be independent. In total, shareholders are asked to vote for 14 Trustees, 11 of whom would be independent.

Approval of amendment to the funds' agreements and declarations of trust:

This proposal, which would affect all of your Putnam funds, would give the funds the flexibility to pay redemptions in the form of portfolio securities rather than in cash. The funds would consider making in-kind redemptions only in exceptional situations where the size and/or timing of the request would severely strain the fund's liquidity resources -- for instance, when an investor, without giving prior notice, submits a very large redemption request that would require the fund to immediately liquidate sizeable portfolio positions at disadvantageous prices. The Trustees believe that the ability to pay a redemption wholly or partially in kind under such circumstances would benefit a fund's remaining shareholders. Redemption requests under ordinary circumstances would not be affected by this proposal. This is a standard industry provision for many mutual fund companies and was recommended by Ropes & Gray, LLP, independent legal counsel to the funds and the independent Trustees.

Administrative changes:

The administrative proposals seek to make changes to the funds' investment restrictions with respect to the following:

1. Borrowing and lending

These proposals seek to bring the funds' borrowing and lending restrictions in line with those currently in place for other Putnam funds. While it is important to note that it is not standard practice for any fund to borrow or lend money, Putnam Management has recommended the proposed revisions in order to give the funds greater flexibility to participate in the future in an interfund borrowing and lending program approved by the SEC, which potentially could be used to meet temporary cash needs of a fund.

2. Diversification of investments

This proposal, which would affect all funds in your plan, seeks to simplify the funds' investment restrictions and make them uniform with respect to the Investment Company Act's technical diversification requirements. The proposal would not affect any fund's current status as a diversified or nondiversified fund. In particular, the proposal would enhance the funds' flexibility to use Putnam Prime Money Market Fund as a cash investment vehicle.

3. Issuance of senior securities

All Putnam open-end funds are prohibited from issuing senior securities, including shares of preferred stock. This policy would remain unchanged under the proposal. However, the proposal would revise the language of the policy of certain funds to conform with that of most other Putnam funds. The revised language of the policy would make clear that any already-permitted borrowings (such as temporary borrowings through an interfund borrowing program) would not be technically viewed as creating a senior security.

Fund specific proposals:

1. Approval of amendment to Putnam Equity Income Fund's investment objective:

This proposal would restate the fund's investment objective to give greater emphasis to capital appreciation. Consistent with the fund's nonfundamental policy of investing at least 80% of net assets in common stocks and other equity investments that offer potential for current income, the fund's management team would be able to give more weight to stocks that offer capital appreciation potential.

2. Proposals for Putnam U.S. Government Income Trust:

Two proposals, which apply only to Putnam U.S. Government Income Trust, would make this fund's restrictions consistent with those of Putnam's other government income funds. One proposal would revise the fund's fundamental investment restriction with respect to investments in commodities to enable the use of financial futures, a commonly used investment tool. The other proposal seeks to eliminate the fund's prohibition on investments in options and related derivatives.

The shareholder meeting for the retail open-end funds is scheduled to take place on November 11, 2004. I want to thank you for taking the time to understand the proxy process, the proposals, and the importance of voting. If you have any questions, or would like more detailed information, please contact your dedicated Relationship Manager.

Sincerely,
Joseph P. Craven
Director, Institutional Retirement Services

Putnam Retail Management